Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”), dated as of August 18, 2022, is made by and between Vinco Ventures, Inc., a Nevada corporation (the “Company”) and the investor listed on the signature page attached hereto (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Note (as defined below).

A.    Pursuant to that certain Securities Purchase Agreement (as amended, the “SPA”) dated as of July 22, 2021 by and among the Company, ZASH Global Media and Entertainment Corporation, ZVV Media Partners, LLC and the Holder, the Company sold to the Holder a Senior Secured Convertible Note in an aggregate principal amount of $120,000,000, of which an aggregate principal amount of $79,990,000 remains outstanding as of the date hereof (the “Note”) and warrants representing the right to acquire shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

B.     On August 15, 2022, the Holder submitted an Event of Default Redemption Notice to the Company in accordance with the terms of Section 4 of the Note.in light of the Event of Default caused as a result of the Common Stock’s suspension from trading on an Eligible Market for five (5) consecutive Trading Days (the “Specified Event of Default”).

C.     ..The Company and the Holder have agreed that the Company will purchase a portion of the outstanding principal amount of the Note as set forth below.

D.    In connection with such repurchase, the Company has requested that the Holder forbear from exercising certain of its rights and remedies relating to the Specified Event of Default and, subject to the terms and conditions set forth in this Purchase Agreement, the Holder is willing to forbear from exercising such rights relating to the Specified Event of Default.

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	REPURCHASE OF NOTE. The parties hereto hereby agree that on the date hereof, the Company shall repurchase (the “Company Repurchase”) $55,000,000 of the Principal amount of the Note then outstanding (the “Company Repurchase Amount”). The Company Repurchase Amount shall be repurchased by the Company for $65,000,000 (the “Company Repurchase Price”) in cash by wire transfer of immediately available funds pursuant to Holder’s wire instructions set forth on the Holder’s signature page attached hereto. To the extent the Company Repurchase made pursuant to this Section 1 is deemed or determined by a court of competent jurisdiction to be a prepayment of the Note by the Company, such repurchase shall be deemed to be a voluntary prepayment. Notwithstanding anything to the contrary in this Section 1, but subject to Section 3(d) of the Note, until the Company Repurchase Amount is paid in full, the Company Repurchase Amount (together with any Interest and Late Charges thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3 of the Note. The parties hereto agree that in the event the Company fails to repurchase any portion of the Note under this Section 1, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.

2.	RELEASE FROM CONTROL ACCOUNT.
a.	The Company shall be permitted to release up to $70,000,000 from the Control Account; provided that $65,000,000 of such amount is wired directly from the Control Account to the Holder as payment of the Company Repurchase Price (the “Company Cash Release”).
b.	If the Holder converts $5,000,000 of the Principal amount of the Note after the date hereof, the Holder shall, provided there is not then an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default and no material breach of any written agreement between the Company and the Holder has occurred, release from the Control Account to the Company 50% of any additional Principal amount of the Note converted in excess of the initial $5,000,000 Principal amount converted after the date hereof.
3.	AMENDMENT TO NOTE. Pursuant to Section 7(d) of the Note, as of the date of this Agreement, the Conversion Price of the Note shall be voluntarily and irrevocably adjusted to equal $1.00, subject to further adjustments as provided in the Note.
4.	ACKNOWLEDGEMENT OF EVENT OF DEFAULT. The Company hereby acknowledges that the Specified Event of Default has occurred and that the Specified Event of Default would permit the Holder to, among other things, (i) demand the Company make payment to the Holder of any amount due, or to become due, under the Notes, (ii) charge Interest at the Default Rate in accordance with the Notes, (iii) redeem the entire outstanding Conversion Amount of the Notes, (iv) commence any legal or other action to collect any or all of the amounts owed under the Notes from the Company or any Collateral, (v) exercise any secured creditor remedies that Holder may have, including, without limitation, by foreclosing or otherwise realizing upon any or all of the Collateral and or setting off and applying any deposits or other amounts or proceeds of Collateral to the payment of any or all of the Company’s obligations under the Notes, and (vi) take any other enforcement action or otherwise exercise any or all rights, remedies, powers and privileges provided for by any or all of the Documents or applicable law or equity (all of the foregoing, the “Remedies”).
5.	FORBEARANCE, Notwithstanding the occurrence of the Specified Event of Default, the Holder hereby agrees to forbear from exercising any of the Remedies solely with respect to the Specified Event of Default effective only upon satisfaction in full of the following conditions precedent on or before August 19, 2022, unless waived in writing by the Holder (the first date upon which all such conditions have been satisfied or waived, as the case may be, by the Holder being referred to herein as the “Effective Date”):
a.	The representations and warranties contained in this Purchase Agreement shall be correct on and as of the Effective Date as though made on and as of such date unless such representations or warranties are stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date;
b.	No default or Event of Default shall have occurred and be continuing on the Effective Date;
c.	The Company shall reimburse the Holder for its reasonable legal fees and expenses actually incurred in connection with the preparation and negotiation of this Agreement and transactions contemplated thereby, by paying any such amount to Schulte Roth & Zabel LLP by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP; and
d.	The Company shall have complied with any term, condition or covenant set forth in this Purchase Agreement in a timely manner,

6.	REPRESENTATIONS AND WARRANTIES. The Holder represents and warrants to the Company, and the Company represents and warrants to the Holder as of the date hereof that: Such person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement. This Agreement has been duly executed and delivered on behalf of such person, and this Agreement constitutes the valid and legally binding obligation of such person enforceable against such person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; The execution, delivery and performance by such person of this Agreement and the consummation by such person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such person to perform its obligations hereunder; The balance of the Principal amount of the Note outstanding immediately following the Company Repurchase equals $24,990,000; The balance of the cash deposited in the Control Account outstanding immediately following the Company Repurchase and the Company Cash Release equals $10,000,000.
7.	DISCLOSURE OF TRANSACTIONS AND OTHER MATERIAL INFORMATION. The Company shall file a current report on Form 8-K (the “8-K Filing”) on or before 9:30 a.m., New York City time, on August 18, 2022, in the form required by the 1934 Act, relating to the transactions contemplated by this Agreement and attaching a form of this Agreement (including, without limitation, all schedules and exhibits to such agreement, if any) as an exhibit to such filing. From and after the filing of the 8-K Filing with the SEC, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and the Holder or any of its Affiliates, on the other hand, shall terminate and be of no further force or effect. The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, Affiliates, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates employees or agents delivers any material, non-public information to the Holder without the Holder’s express prior written consent, the Company hereby covenants and agrees that the Holder’s shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents with respect to, or a duty to the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company.
8.	MISCELLANEOUS. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. In the event that any provision of this Agreement is found to be void or invalid, then such provision shall be deemed to be severable from the remaining provisions of this Agreement, and it shall not affect the validity of the remaining provisions, which provisions shall be given full effect as if the void or invalid provision had not been included herein so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties hereto as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). The courts of the State of New York shall have exclusive jurisdiction to resolve any and all disputes that may arise under this Agreement. Any amendments or modifications hereto must be executed in writing by all parties. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

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